EXHIBIT 99.1

For further information:
David B. Ramaker, CEO
Chemical Financial Corporation
989-839-5350

For Immediate Release

Chemical Financial Corporation Identifies Fraudulent Loan Transaction

          MIDLAND, Mich., September 8, 2008 -- Chemical Financial Corporation (Nasdaq: CHFC) today announced that it has identified a fraudulent commercial loan transaction related to a single borrower with an aggregate outstanding loan balance of $10.5 million. While the borrowings are secured by collateral, the Company has currently determined that due to the irregularities involved the collateral may have limited value. As a result, Chemical Financial Corporation will incur an after-tax charge of $7.2 million, or $0.30 per share, to third quarter 2008 earnings for the entire $10.5 million exposure.

          "We are extremely disappointed by this situation, but it is important to note that this is a single, isolated incident of fraud perpetuated by one borrower and we do not believe that it is reflective of the strength and character of our overall commercial loan portfolio. Chemical Financial Corporation remains financially strong and very well capitalized," said David B. Ramaker, Chairman, President and Chief Executive Officer.

          The asset impairment was discovered on September 3, 2008 after an ongoing investigation into irregularities involving one of the Company's long-term client relationships, coupled with information arising from an ongoing federal government investigation into the client. "It appears that the client intentionally made inaccurate, misleading and potentially illegal representations about its financial condition and the source of repayment for a significant line of credit. Based upon our initial investigation, it also appears that this client and some of its key officers intentionally engaged in a pattern of misleading, deceptive and potentially illegal practices involving misrepresentations of material aspects of the client's financial position," said Ramaker.

          "We intend to vigorously pursue all reasonable avenues of recovery available to us. At this time, due to the complex nature of the transaction and extent of legal claims currently outstanding against this client, an estimate of recovery cannot be determined. At this stage of the investigation, no Chemical Financial Corporation personnel were involved in these fraudulent dealings," said Ramaker.

          Chemical Financial Corporation is the third-largest bank holding company headquartered in Michigan. The Company operates through a single subsidiary bank, Chemical Bank, with 129 banking offices spread over 31 counties in the lower peninsula of Michigan. At June 30, 2008, the Company had total assets of $3.74 billion. Chemical Financial Corporation common stock trades on The NASDAQ Stock Market under the symbol CHFC and is one of the issues comprising the NASDAQ Global Select Market.

Safe Harbor Statement

This report contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and Chemical Financial Corporation itself. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "judgment," "plans," "predicts," "projects," "should," "will," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Chemical Financial Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in Chemical Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 2007, the timing and level of asset growth; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues; governmental and regulatory policy changes; opportunities for acquisitions and the effective completion of acquisitions and integration of acquired entities; the possibility that anticipated cost savings and revenue enhancements from acquisitions, restructurings, reorganizations and bank consolidations may not be realized fully or at all or within expected time frames; the local and global effects of the ongoing war on terrorism and other military actions, including actions in Iraq; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about credit availability and concerns about the Michigan economy in particular. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

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